Exhibit 23.1




               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We have issued our report dated May 5, 2003, accompanying the financial statements included in the Annual Report of APA Optics, Inc. on Form 10-K for the year ended March 31, 2003. We hereby consent to the incorporation by reference of said report in the Registration Statements of APA Optics, Inc. on Forms S-8 (File No. 333-74214, effective November 30, 2001; File No. 333-44500, effective August 25, 2000; File No. 333-44488, effective August 25, 2000; and File No. 333-44486, effective August 25, 2000).



/s/GRANT THORNTON LLP


Minneapolis,  Minnesota
June  27,  2003


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